Exhibit 99.1

Personalized Anti-Cancer Vaccine Pivotal Phase III

Results to be Presented at ASCO Plenary Session

TAMPA, FLORIDA – May 20, 2009 – Biovest International, Inc. (Other OTC: BVTI), a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ) today announced that BiovaxID®, Biovest’s personalized anti-cancer vaccine targeting B-cell blood cancers, will be featured in an oral presentation during the Plenary Session at the American Society of Clinical Oncology (ASCO) Annual Meeting on Sunday, May 31st, 2009 in Orlando, Florida.

Stephen J. Schuster, M.D., Associate Professor of Medicine at the Abramson Cancer Center of the University of Pennsylvania, will deliver the BiovaxID presentation titled, “Idiotype Vaccine Therapy (BiovaxID®) in Follicular Lymphoma in First Complete Remission: Phase III Clinical Trial Results.”

Note to editors: Pursuant to ASCO policy, this abstract is embargoed until 10:30 a.m. (EDT) on Sunday, May 31 st, when it will be highlighted during ASCO’s official Press Program to the media.

Dr. Schuster’s oral presentation is scheduled to be the second of four clinical trial results presentations at the ASCO Plenary Session on Sunday, which begins at 1:00 p.m. (EDT) at the Orlando Convention Center location Level 2, West Hall D2.

In addition to the Plenary Session, BiovaxID will also be featured in a presentation to be delivered at ASCO by Larry Kwak, M.D., Ph.D., Chairman of the Department of Lymphoma and Myeloma and Associate Director of the Center for Cancer Immunology Research at the University of Texas M.D. Anderson Cancer Center. Dr. Kwak’s presentation will be part of a Panel Education Session titled, “Cancer Vaccines: Where do we go from here?” This presentation is scheduled for Sunday, May 31st at 4:45 p.m. (EDT) at location Level 2, West Hall F1.

Any parties interested in meeting with the Biovest team at ASCO may contact Douglas Calder at 813-864-2558 or at dwcalder@biovest.com.

About BiovaxID®

BiovaxID is a personalized, patient-specific therapeutic vaccine designed to stimulate the patient’s own immune system to recognize and destroy cancerous B-cells that may remain in the body or may arise after the patient has been treated with chemotherapy. Unlike many other approaches to treating non-Hodgkin’s lymphoma, BiovaxID is designed to kill only cancerous B-cells, with the initial indication of follicular Non-Hodgkin’s lymphoma. Additionally, it is anticipated that BiovaxID could be used to treat other types of B-cell cancers, such as Mantle Cell Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma.

A Unique Approach to Immunotherapy Targeting B-Cell Blood Cancers

B-cells (a type of white blood cell or lymphocyte) are a vital part of the human immune system, as they produce antibodies that seek out and bind to foreign substances in the body. In lymphoma, as cancerous B-cells grow and multiply unrestrained, each malignant B-cell expresses a unique idiotype or biomarker on the cell’s surface, specific to each patient. Research at Stanford University and the National Cancer Institute led to the development of BiovaxID as a personalized, therapeutic vaccine capable of selectively targeting only cancerous B-cells, while sparing healthy cells. This is achieved by using the idiotype obtained from a sample of the patient’s tumor by biopsy, and through proprietary bioengineering techniques in a patented cell line, a patient-specific vaccine is created that stimulates the immune system by recruiting a patient’s T-cells (immune cells that kill cancerous cells) to seek out and destroy only the diseased B-cells. Unlike other failed cancer vaccine therapies that attempted to target lymphoma, BiovaxID is the only hybridoma (fusion of human lymphocyte with cancer cell) anti-cancer vaccine that consists of a high-fidelity copy of the complete idiotype, believed to be critical in mounting a full and complete immune response against the cancer, as well as “training” the immune system to maintain continuous response if cancerous cells were to return.

About Biovest International, Inc.

Biovest International, Inc. (Other OTC: BVTI) is a pioneer in the development of advanced individualized immunotherapies for life-threatening cancers of the blood system. Biovest is a majority-owned (75%) subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ) with its remaining shares publicly traded. Biovest has a foundation in the manufacture of biologics for research and clinical trials. In addition, Biovest develops, manufactures and markets patented cell culture systems, including the innovative AutovaxID™, which is being marketed as an automated vaccine manufacturing instrument and for production of cell-based materials and therapeutics. Biovest recently completed a pivotal Phase 3 clinical trial for BiovaxID®, which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA and Orphan Drug status by the EMEA.

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2554, ext.258 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.